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                                                                 EXHIBIT 10.7(a)

                         PURCHASE AND OPTION AGREEMENT


         PURCHASE AND OPTION AGREEMENT ("Agreement"), dated as of July 7, 1993 between ON COMMAND VIDEO CORPORATION, a Delaware corporation (the "Company") and Hilton Hotels Corporation (the "Purchaser").

         The Company and the Purchaser agree as follows:

                                   SECTION 1

                       PURCHASE AND SALE OF COMMON STOCK

         1.1 PURCHASE AND SALE OF SHARES. The Company hereby sells and the Purchaser hereby purchases 410,561 shares (the "Shares") of the Company's Common Stock par value $.01 per share ("Common Stock") for a purchase price of $25.00 per Share (an aggregate of $10,264,025), payable $3,421,325 in cash concurrently herewith and $6,842,700 by delivery of a promissory note in the form of Exhibit 1.1 (the "Note"). The Purchaser acknowledges receipt of a certificate representing 136,853 Shares. The Purchaser agrees that the certificates for the remaining Shares, which are being issued concurrently herewith, shall be held by the Company as security for payment of the Note, to be delivered to Purchaser as set forth in the Note. The Company acknowledges receipt of the aforesaid cash payment and of the Note.

                                  SECTION 2

                                 STOCK OPTION

         2.1 GRANT OF OPTION. The Company grants to the Purchaser the right and option (the "Option") to purchase up to 410,561 shares of Common Stock (the "Option Shares") at a purchase price of $25.00 per share (as increased, the "Purchase Price"). The Purchase Price shall increase to $27.50 on June 1, 1995, to $30.25 on June 1, 1996 and to $33.28 on June 1, 1997.

         2.2 EXERCISE OF OPTION. The Option may be exercised, in whole or in part, at any time or from time to time, from the date hereof through the earlier of May 31, 1998 or the closing date (the "Option Termination Date") of the Company's initial public offering netting proceeds to the Company of at least $10 million (a "Qualifying Offering"). The Company agrees to provide notice of such offering to the Purchaser at least 10 days prior to such effective date. Any exercise of the Option shall





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be by means of a written notice of exercise delivered to the Company, together with a check payable to the Company in the amount of the Purchase Price times the number of Option Shares being purchased. A certificate or certificates representing the Option Shares so purchased will be delivered upon receipt of such notice and payment.

         2.3 ANTI-DILUTION. If the number of issued and outstanding shares of Common Stock changes by reason of any stock dividend, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company and such change has the effect of diluting the Purchaser's rights under the Option, the number of shares subject to the Option and the Purchase Price (but not the total purchase price) shall be appropriately adjusted so that the Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that the Purchaser would have received in respect of the shares purchasable upon the exercise of the Option if the Option had been exercised immediately prior to such event.

         2.4 ASSIGNMENT. The Option granted hereunder may only be sold, assigned, transferred or pledged by the Purchaser to a person or entity to whom the Purchaser has transferred its entire interest in the Shares and the Option Shares. Any such sale, assignment, transfer or pledge shall be subject to the terms and conditions of that certain Right of First Refusal Agreement dated as of November 20, 1991 between the Company, the Principal Stockholder and certain other shareholders of the Company, as amended (the "Right of First Refusal Agreement"), to which Purchaser shall hereafter be a party as set forth in
Section 6.1 below.

                                   SECTION 3

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

         The Company represents and warrants as follows:

         3.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company has all requisite corporate power and authority to carry on its business as now being conducted. True, correct and complete copies of the charter documents and bylaws of the Company have been delivered to Purchaser.

         3.2 CORPORATE POWER AND AUTHORIZATION. The Company has the corporate power to execute, deliver and perform this Agreement, and has taken all necessary corporate and legal action to authorize it to enter into and perform this Agreement. This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting





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creditors' rights generally or by principles governing the availability of equitable remedies).


         3.3 CAPITAL STOCK. The Company has an authorized capital consisting only of 6,000,000 shares of Common Stock, of which 3,245,047 shares are duly and validly issued, fully paid and outstanding as of the date hereof (4,105,608 shares upon consummation of the sale of the Shares and the purchase from the Company concurrently herewith of 450,000 shares by Comsat Video Enterprises, Inc. (the "Principal Stockholder")). The Company has duly reserved 410,561 shares of Common Stock as Option Shares. Except as set forth in this Agreement and in Exhibit 3.3A hereto, there are no options, warrants, calls, subscriptions or other rights or other agreements, arrangements or commitments of any nature obligating the Company now or at any time in the future to issue, transfer or sell any shares of Common Stock. Except as set forth in the Right of First Refusal Agreement, there are no preemptive rights to subscribe for or purchase any Common Stock. A copy of the Right of First Refusal Agreement is attached hereto as Exhibit 3.3B. The Shares and the Option Shares (a) are duly authorized by the Articles of Incorporation of the Company to be issued in accordance with this Agreement and (b) will be at the time of their purchase duly and validly issued and fully paid and nonassessable and clear of any liens, security interests, charges, encumbrances or rights of others whatsoever. Other than as set forth in Section 5.6, there are no agreements or understandings obligating the Company at any time to retire, redeem or repurchase any of its equity securities.


         3.4 NO VIOLATION. Neither the execution, delivery nor consummation of this Agreement nor compliance by the Company with any of the provisions hereof will (a) violate, conflict with or result in any breach of any provision of its charter documents or bylaws, (b) to the knowledge of the Company result in a violation or breach or termination of, or constitute a material default under, any material agreement or obligation to which it is subject, or (c) to the knowledge of the Company, violate any judgment, order, writ, injunction, decree, award, statute, rule or regulation to which it is subject.

         3.5 ACTIONS PENDING. Except as set forth in Exhibit 3.5, there is no pending action, suit or proceeding to which the Company is a party, or to which the property of the Company is subject, nor is any such action, suit or proceeding, to the knowledge of the Company, threatened, that would result in any material adverse change in the business, prospects, operations, income, financial condition or results of operations, present or prospective, of the Company.

         3.6 OFFERING OF SECURITIES. The Shares will be issued in accordance with all applicable provisions of law, including the provisions of the Securities Act of 1933, as amended (the "Act") and applicable state securities laws. The foregoing representation and warranty is made in reliance upon the representations of Purchaser set forth in Section 4.2.





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         3.7  FINANCIAL STATEMENTS.  Attached hereto as Exhibit 3.7 are copies of the audited Consolidated financial statements of the Company as at December 31, 1992, and unaudited consolidated financial statements of the Company as of March 31, 1993. Such financial statements (including any notes and schedules thereto) present fairly the financial position of the Company as at the date thereof and the results of its operations for such period in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except that the unaudited financial statements are subject to normal year-end audit adjustments and do not include footnotes). Since March 31, 1993, there has been no material adverse change in the assets, liabilities, financial condition or results of operations of the Company reflected in such financial statements other than those occurring in the ordinary course of business. There is no fact known to the Company that materially and adversely affects the business, properties, assets, operations or condition, financial or otherwise, of the Company, that has not been disclosed by the Company to the Purchaser or that is not set forth in the financial statements referred to in this Section 3.7.

         3.8 BROKER'S OR FINDER'S FEES. No finders or brokers fees, commissions or compensation are payable to any person in connection with the transactions contemplated by this Agreement.

         3.9 SURVIVAL. All representations and warranties under this Agreement shall survive the execution and delivery of this Agreement and any investigation by the Purchaser.

                                   SECTION 4

                              REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants that:

         4.1 AUTHORITY; BINDING AGREEMENT. The Purchaser has the legal capacity to execute this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

         4.2 STOCK INTEREST INVESTMENT REPRESENTATIONS. The Purchaser represents and warrants as set forth in Exhibit 4.2, which is incorporated herein by this reference.





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                                   SECTION 5

                            COVENANTS OF THE COMPANY

         The Company covenants and agrees that until the earlier of (a) the Company's Common Stock being publicly traded as a result of a Qualifying Offering, (b) the Company having been acquired by another unaffiliated person or (c) the Purchaser beneficially owning fewer than 136,854 shares of Common Stock (or a comparable number of securities into which the Common Stock is converted):

         5.1 FINANCIAL STATEMENTS. The Company shall deliver to the Purchaser any financial statements, reports, and other materials that are supplied or given to directors or other shareholders, as promptly as they are so supplied.

         5.2 OBSERVATION RIGHTS. Subject to the following sentence, the Company shall permit a representative designated from time to time by the Purchaser to attend all meetings of its Board of Directors or any Committee of the Board in person or by conference call, and, in this respect, shall give the Purchaser copies of all notices, minutes, consents and other materials that it provides to its directors. Such representative may be excluded from portions of meetings where the subject matter is issues relating to other hotel chains or the Company's relationship with Purchaser.

         5.3 INSPECTION. The Company shall permit representatives designated by the Purchaser to visit and inspect the Company's properties, to examine the Company's books of accounts and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Purchaser. The Company may exclude from such inspection any property, records or other items that, if disclosed to Purchaser, would give it an unfair competitive advantage.

         5.4 PREEMPTIVE RIGHTS. The Purchaser shall have the preemptive right, in the proportion set forth in the following sentence, to purchase all or any portion of shares of Common Stock of the Company, and any rights, options, warrants or other instruments or securities exchangeable for or convertible into Common Stock or evidencing any right to subscribe for, purchase or otherwise acquire Common Stock, that may be issued for cash, evidences of indebtedness or other consideration that the Purchaser is capable of delivering. The portion of the securities that the Purchaser shall have the right to purchase in any such issuance shall be that portion necessary to ensure that the Purchaser shall own, after each such purchase ten percent (10%) of the Company's total issued and outstanding Common Stock. The foregoing right shall not apply to the 500,000 shares of Common Stock issuable under the Company's present stock option plan.





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         5.5  CONFIDENTIALITY.  The Company and its employees, officers and directors shall keep this transaction and the Purchaser's identity hereunder confidential and shall not disclose to any person the fact of this transaction or the identity of the Purchaser (other than to the Company's officers, directors, attorneys, accountants and agents who become aware of such information in the course of the Company's business) without the express written consent of the Purchaser except to the extent required by applicable law and after consultation with the Purchaser.

         5.6 PUT OPTION. The Purchaser may, commencing at the earlier of the dates set forth in the following sentence, and ending on the Option Termination Date, upon written notice delivered to the Company (the "Put Notice"), elect to sell the Shares to the Company. The dates are (i) June 1, 1995 or (ii) the date that Purchaser in good faith, after consultation with counsel, determines, and notifies the Company, that its ownership of the Shares or the Option Shares is reasonably likely directly or indirectly to jeopardize its ability to retain any material licenses that it now holds or may hold in the future in connection with regulated gaming activities. Upon delivering the Put Notice, the Purchaser shall be obligated to sell, and the Company shall be obligated to buy, such shares at a price per share equal to their purchase price plus the amount of interest that would have accrued on the purchase price during the period from the date the shares were initially purchased through the date the Put Notice is delivered to the Company, at an interest rate equal to the average of the one-year U.S. Treasury Bill rate from the date hereof through the date of the Put Notice, compounded annually (the "Put Price"). The Put Price shall be paid by the Company to the Purchaser as soon as reasonably practicable following receipt by the Company of the Put Notice, but in no event later than thirty (30) days following such receipt, by wire transfer in immediately available funds, as directed in the Put Notice. The Company agrees that if any other obligations to retire, redeem or repurchase equity securities are entered into with other parties, they shall be made expressly subordinate and junior to the Purchaser's rights hereunder, on terms satisfactory to the Purchaser.

                                   SECTION 6

                           COVENANTS OF THE PURCHASER

              The Purchaser covenants and agrees that until the Company's Common Stock is either publicly traded as a result of a Qualifying Offering or the Company been acquired by another unaffiliated person:

         6.1 RIGHT OF FIRST REFUSAL AGREEMENT. By signature below, the Purchaser agrees to be bound by the terms of the Right of First Refusal Agreement and shall hereafter be deemed to be a "Shareholder" thereunder with all of the rights and obligations of the Shareholders set forth therein. Transfers of the Shares, Options or Option Shares between the Purchaser and any of its wholly-owned (directly or indirectly) subsidiaries, or between such subsidiaries, shall not be considered "Transfers" under the





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Right of First Refusal Agreement, but the transferee in each such case shall be bound by this Agreement and the Right of First Refusal Agreement.

         6.2 CONFIDENTIALITY. The Purchaser and its employees, officers and directors shall keep this transaction, and information obtained pursuant to rights under Section 5, confidential and shall not disclose to any person the fact of this transaction or the identity of the Company (other than to the Purchaser's officers, directors, attorneys, accountants and agents who become aware of such information in the course of the Purchaser's business) without the express written consent of the Company, except to the extent required by applicable law and after consultation with the Company.

                                   SECTION 7

                              REGISTRATION RIGHTS


         7.1 "PIGGYBACK" REGISTRATION RIGHTS. If at any time the Company proposes to register any of its Common Stock or other securities into which the Purchaser's Shares or Option Shares have been converted (the
"Securities") under the Act, whether or not for sale for its own account, on a form and in a manner that would permit registration of the Securities for sale to the public under the Act, the Company shall promptly provide the Purchaser with a reasonably detailed, written notice of such proposal. Upon the written request of the Purchaser given within twenty (20) days after the receipt of any such notice by the Company, the Company shall cause to be registered under the Act all of the Securities that the Purchaser requests be registered. The amount that the Purchaser shall be entitled to include in any such registration may be (a) limited if, in the reasonable and good faith determination of the managing underwriter for any such offering, such limitation is necessary in order to enable the Company to sell securities in such offering or (b) proportionately reduced to accommodate the registration requests of other shareholders who have similar registration rights. If reasonably required by the managing underwriter of any such offering, the Purchaser shall enter into an underwriting agreement containing normal terms and provisions applicable to all selling shareholders, but shall not be required to make representations and warranties relating to the Company.

         7.2 WITHDRAWAL. The Purchaser shall have the right to withdraw its shares from the registration statement, but if the same relates to an underwritten offering it may only do so during the time period and on terms agreed upon among the underwriters for such underwritten offering.

         7.3 EXPENSES. All expenses incurred by the Company or the Purchaser in connection with a registration pursuant to this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, securities acts and fees and disbursements of Company





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counsel and the Purchaser's counsel and of independent certified public accountants of the Company (including the expenses of any special audit required by or incident to such performance), shall be borne by the Company.

                                   SECTION 8

                             CONCURRENT DELIVERIES

         Concurrently herewith, the Company has delivered the following to the Purchaser.

         8.1 OPINION OF COMPANY'S COUNSEL. The legal opinion of Wilson. Sonsini, Goodrich & Rosati, counsel for the Company, in the form attached as
Exhibit 8.1 with such firm's standard exceptions and qualifications.

         8.2 LETTER AGREEMENT. The letter agreement from the Principal Stockholder, attached as Exhibit 8.2.

                                   SECTION 9

                                 MISCELLANEOUS

         9.1 NOTICES. Except as otherwise provided herein, all payments, notices and other communications under this Agreement shall be in writing and shall be personally delivered or delivered by registered or certified mail (return receipt requested), postage prepaid, by overnight delivery service (delivery charges prepaid) or by telecopy, mailgram or telex and shall be deemed to be given upon delivery if delivered personally or 48 hours after deposit in the mail or 24 hours after delivery by overnight delivery service, telecopy, telegram or telex, addressed to the party to which such notice is directed at the address determined as hereinafter set forth. Each notice and other communication under this Agreement shall be addressed as follows or to such other address as may be furnished to the other party in writing:

TO THE COMPANY:                       TO THE PURCHASER:

On Command Video Corporation                 Hilton Hotels Corporation
3301 Olcott Street
Santa Clara, California 95054
Telcopier: (408) 496-0688
Attention:  Robert Snyder,
            President





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         9.2  AMENDMENTS AND WAIVERS.  This Agreement may be amended or any provision of this Agreement waived only with the written consent of the Purchaser and the Company. The rights or remedies of the Purchaser and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies that the Purchaser or the Company would otherwise have and no course Of dealing between the Company and the Purchaser nor any failure or delay by the Purchaser or the Company in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

         9.3 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.

         9.4 ASSIGNMENT. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.5 COUNTERPARTS. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all such counterparts together shall constitute but one and the same instrument.

         9.6 HEADINGS. The headings in this Agreement are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

         9.7 SEVERABILITY. If any provision or obligation in or under this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired.

         9.8 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California, regardless of the law that might be applied under conflicts of laws principles.

         9.9 ATTORNEYS' FEES. The prevailing party in any controversy, claim or dispute between the Company on the one hand and the Purchaser on the other hand arising out of or relating to this Agreement or any of the documents provided for herein, or the breach hereof or thereof, shall be entitled in addition to any other appropriate relief to recover from the losing party reasonable attorneys' fees, expenses and costs.





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         9.10  SPECIFIC PERFORMANCE.  The Company and the Purchaser agree that irreparable damage might occur if any of the covenants set forth in this Agreement were not performed in accordance with their specific terms or were
otherwise breached.   Each of them accordingly agrees that the other shall be
entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                      ON COMMAND VIDEO CORPORATION


                                      By  /s/ ROBERT SNYDER
                                         ----------------------------

                                      Its   PRESIDENT
                                         ----------------------------

                                      HILTON HOTELS CORPORATION

                                      By  /s/
                                          ---------------------------

                                      Its
                                          ---------------------------





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